Exhibit 99.1

Press Release
April 17, 2017	7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Effectiveness of S-4 Registration Statement

and Launch of Exchange Offer for up to $400.0 Million of its 5.000% Senior Notes due 2026

FORT WAYNE, INDIANA, April 17, 2017 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that, effective at 2:00 PM Eastern Daylight Time on Monday, April 17, 2017, the Securities Exchange Commission declared effective its previously filed Form S-4 Registration Statement for the exchange of up to $400.0 million aggregate principal amount of its newly issued 5.000% Senior Notes due 2026 (the “Exchange Notes”), that have now been registered under the Securities Act of 1933, as amended (the “Securities Act”), for like principal amounts of any or all of its unregistered outstanding 5.000% Senior Notes due 2026 (the “Old Notes”), issued on December 6, 2016.

Accordingly, the Company announced that, effective Tuesday morning, April 18, 2017, it will launch its offer to exchange its registered Exchange Notes for any and all of its outstanding Old Notes. This offer will expire at 5:00 PM EDT on May 16, 2017, unless otherwise extended.  The Company does not currently plan to extend the exchange offer.

This press release is not an offer to exchange the Exchange Notes for the Old Notes, nor is it the solicitation of an offer to exchange, which the Company is making only through the exchange offer prospectus, dated as of April 17, 2017, together with the related letter of transmittal.  There will not be any offer or sale of the Exchange Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Copies of the exchange offer prospectus and related documents may be obtained from Wells Fargo Bank, National Association, the exchange agent for the exchange offer, at the following address:

Wells Fargo Bank, N.A.

Corporate Trust Operations

MAC N9300-070

600 South Fourth Street, 7th Fl.

Minneapolis, MN  55479

Telephone:  800-344-5128

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Contact: Tricia Meyers, Investor Relations Manager —+1.260.969.3500